CERTIFICATE OF AMENDMENT

                                       TO

                                     BY-LAWS

                                       OF

                            BRINSON SECURITIES TRUST

      The undersigned, being Vice President and Secretary of Brinson Securities Trust ("Trust"), hereby certifies that the Trustees of the Trust duly adopted the following resolutions, which amended the By-Laws of the Trust dated December 23, 1999 in the manner provided in such By-Laws of the Trust, at a meeting held on February 13, 2002:

            RESOLVED, that the By-Laws dated December 23, 1999 be, and they hereby are, amended to change the name of the Trust from "Brinson Securities Trust" to "UBS Securities Trust" in the following manner:

            The first paragraph of the By-Laws is hereby amended to read as follows:

            "These By-laws of UBS Securities Trust (the "Trust"), a Delaware business trust, are subject to the Trust Instrument of the Trust dated as of December 23, 1999, as from time to time amended, supplemented or restated (the "Trust Instrument"). Capitalized terms used herein have the same meanings as in the Trust Instrument.

Dated: February 15, 2002
                                        By: /s/ Amy R. Doberman
                                            ------------------------------------
                                            Name:  Amy R. Doberman
                                            Title: Vice President and Secretary

New York, New York (ss)

On this 15th day of February, 2002, before me personally appeared Amy R. Doberman, to me personally known, who, being by me duly sworn, did say that she is Vice President and Secretary of the above-referenced Trust and acknowledged that she executed the foregoing instrument as her free act and deed.


                                        /s/ Evelyn De Simone
                                        ----------------------------------------
                                        Notary Public